                                Prospectus Supplement filed under Rule 424(b)(3)
                         in connection with Registration Statement No. 333-48047

               PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 31, 1998

(To Prospectus Dated May 28, 1998 as supplemented by Prospectus Supplement No. 1
                             Dated July 13, 1998)


                           PLATINUM technology, inc.
          $150,000,000 6.25% Convertible Subordinated Notes Due 2002 and Shares of Common Stock Issuable Upon Conversion Thereof

     This Prospectus Supplement No. 2 (the "Second Prospectus Supplement") supplements information contained in that certain Prospectus, dated May 28, 1998 (the "Prospectus") as supplemented by that certain Prospectus Supplement No. 1, dated July 13, 1998 (the "First Prospectus Supplement"), relating to the offer and sale by certain Selling Securityholders of up to $150,000,000 6.25% Convertible Subordinated Notes Due 2002 and shares of Common Stock issuable upon conversion thereof (the "Securities") of PLATINUM technology, inc. (the "Company"). This Second Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and First Prospectus Supplement, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus. The following table amends and supplements the information set forth in the Prospectus and the First Prospectus Supplement under the caption "Selling Securityholders."


                                                     Principal Amount of
                                                Securities Beneficially Owned
                                         --------------------------------------------
                                                                                                                Number of
                                                                          Number of          Principal          Shares of
                                          Principal                       Shares of          Amount of         Common Stock
                                          Amount of                         Common          Notes That           That May
Name                                        Notes       Percentage       Stock (1)(2)       May Be Sold          Be Sold
------------------------------------     -----------    ----------       ------------       -----------        ------------
First Delta Securities                   $   200,000             *              5,547       $   200,000            5,547
JP Morgan Securities Incorporated          1,500,000           1.0             41,605         1,500,000           41,605
Any other holders of Notes (3)(4)         27,725,000          18.5            769,017        27,725,000          769,017

--------------------

*    Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $36.0525 in principal amount of Notes per share of Common Stock; such conversion price is subject to adjustment as described in the Prospectus under "Description of Notes - Conversion." Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of any fractional shares.

(2) The number of conversion shares beneficially owned by each Selling Securityholder named herein is less than 1% of the company's outstanding Common Stock as of August 31, 1998.

(3) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(4) Assumes that "Any other holders of Notes" do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion price.

              This Prospectus Supplement is dated August 31, 1998